Detroit, Michigan, January 12, 2006 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that its backlog of new and incremental business launching from 2006 through 2012 is estimated at $1.4 billion in future annual sales.
AAM’s new business backlog reflects its successful efforts to expand its product portfolio to target growth segments of the global driveline and drivetrain market, while diversifying its customer base. In addition to General Motors and the Chrysler Group, AAM’s expanded customer base now includes Nissan, Audi, Ssangyong, Hino, Jatco, Koyo and Harley Davidson.
Included in AAM’s new business backlog are seven driveline system awards for passenger car and crossover vehicle programs being developed by three global OEMs. Two of these awards support global rear-wheel drive passenger car programs and five are for global crossover vehicle programs. AAM’s newest rear-wheel drive and all-wheel drive technologies will be featured on these seven programs. Once they are fully launched, AAM expects to generate sales in excess of $600 million from these programs.
In addition to the seven passenger car and crossover vehicle awards, AAM’s new business backlog also represents the incremental expansion of its existing light truck and SUV product lines to support new programs and derivative models.
Other highlights of AAM’s $1.4 billion new business backlog include:
•	AAM has earned over $200 million of new business outside of North America. These awards provide the catalyst for AAM to construct a new manufacturing facility in Changshu, China and a future facility in Eastern/Central Europe.

•	AAM has earned approximately $150 million of new business with Asian OEMs and their affiliated suppliers.

•	AAM will launch its first high-volume application of the SmartBar™ electronic stabilizer system for the 2007 model year Jeep® Wrangler Rubicon.

•	AAM will launch approximately 60% of its new business backlog in the 2006, 2007 and 2008 calendar years. The balance of the backlog will launch between 2009 and 2012.
“AAM continues to focus on its long-term strategic goals of expanding our product portfolio, served markets, customer base and global manufacturing footprint. The continued expansion of AAM’s new business backlog is evidence that we are successfully delivering on these initiatives,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “We are especially pleased with the growth in our backlog of orders for our newest driveline technologies supporting rear-wheel drive and all-wheel-drive systems for passenger cars and crossover vehicles.”
AAM values its new business backlog based on production volume estimates and program design direction provided by its customers. The sales value of these awards will depend on product volumes, program launch timing and foreign currency exchange.
AAM also updated earnings guidance for 2005 and provided its initial outlook for 2006 earnings and cash flow.
AAM expects to report net earnings of approximately $56 million, or $1.10 per share, for the year ended December 31, 2005. These results include a charge of approximately $9 million related to lump-sum voluntary separation payments accepted by approximately 160 hourly associates in the fourth quarter of 2005.
The company also confirmed that it will meet its free cash flow expectations for the year.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in 2005 approximated $278 million. After deducting capital expenditures and dividends, AAM expects to report a free cash flow use of approximately $60 million for the year ended December 31, 2005.
AAM’s 2006 earnings outlook is based on its assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be approximately five percent lower than in 2005.
Effective January 1, 2006, AAM adopted FASB Statement No. 123R. This new accounting standard requires expensing of all stock-based compensation. AAM currently estimates that its stock-based compensation expense will increase by approximately $10 million in 2006. A reduction in the discount rate used to estimate AAM’s pension and postretirement obligations will increase AAM’s 2006 costs by another $10 million.
Taking all of these factors into account, AAM expects its 2006 earnings to be in the range of $1.20 to $1.30 per share.
Reflecting the estimated impact of its earnings guidance, working capital, capital spending, and quarterly cash dividend program, AAM expects to generate approximately $40 million of positive free cash flow in 2006.
AAM will be presenting at the Auto Analysts of New York (AANY) Detroit Auto Conference and discussing its new business backlog, updated earnings and cash flow guidance for 2005 and its initial outlook on 2006 earnings and cash flow on Thursday, January 12, 2006 at 10:00 a.m. EST. AAM will webcast the presentation through AAM’s investor web site at http://investor.aam.com. The presentation will be made by AAM’s Co-Founder, Chairman & CEO Richard E. Dauch.
AAM has scheduled a conference call to review its fourth quarter and full year 2005 results on February 3, 2006 at 10:00 a.m. EST. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States.
AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.
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For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com
Or visit the AAM website at www.aam.com